EXHIBIT 1.1

The following document is an unofficial translation of our bylaws provided for the convenience of our English speaking readers.

HAVAS

Société Anonyme(1) with capital of EUR 122,478,663.60
2, allee de Longchamp – 92150 Suresnes (France)
Registry of Commerce and Companies of Nanterre No. 335 480 265

BYLAWS

              (Bylaws amended pursuant to the Combined Shareholders’ Meeting of May 26, 2004)

(1)	Corporation.

TITLE I

OBJECTS AND PURPOSES – CORPORATE TITLE – TERM – REGISTERED OFFICE

Article 1: Form of the Company

The Company is formed as a société anonyme (corporation) and is governed by the Sections L. 210 et seq. of the French Commercial Code and by these bylaws.

Article 2: Objects and Purposes

The objects and purposes of the Company in France and in any country shall be:

–	advertising and communication in all forms, on its own behalf or in partnership, through management, trusteeship or brokerage, and through all current and future processes and means and for all purposes;

–	providing services, regardless of the nature thereof, to any person or legal entity, including the performance of technical, financial, commercial or administrative research on its own behalf and on behalf of third parties;

–	any production, sales, distribution activities, more particularly in rapidly-developing sectors or sectors with significant communication impact;

–	conducting technical or administrative research pertaining to the acquisition, disposal, refurbishment or construction of buildings; managing real-estate projects for construction and administration of any real-estate and rights; acquiring, through the purchase, contribution, exchange or otherwise, for management or sale, of any real-estate or rights and any shares or interests in real-estate companies; constructing, refurbishing and enhancing buildings;

–	acquiring interests and direct or indirect equity investments by any means in any companies or businesses currently formed or to be formed in the future, forming companies, contributions, subscriptions of shares, bonds or other securities, acquiring rights in partnerships, limited partnerships or other partnerships, merger, alliance and, by any other means, and in any other forms used in France and abroad; managing, selling, exchanging such securities and any other partnership rights; and, more generally, any industrial, commercial or financial, real-estate or securities transactions that may be directly or indirectly related to the Company’s objects and purposes or facilitate the completion and development thereof.

Article 3: Corporate Name

The corporate name of the Company shall be: HAVAS.

Article 4: Term

The Company’s thirty-year term, which commenced on 12 July 1900, the date of the founding Meeting of Shareholders, was extended, first by fifty years, to end on 12 July 1980, then by seventy years, to end on 12 July 2050, except in cases of premature dissolution or extension by action of shareholders.

Article 5: Registered Office

The Company’s registered office shall be at 2 allee de Longchamp, 92150 Suresnes (France).

It may be transferred to any other location in the same departément [French administrative division] or in a neighboring departément by action of the Board of Directors, subject to approval of such action by shareholders at the next Ordinary Meeting of Shareholders, and to any other location by action of shareholders at the Extraordinary Meeting of Shareholders.

TITLE II

CAPITAL STOCK – SHARES

Article 6: Registered Capital

The capital stock shall be EUR 122,478,663.60, divided into 306,196,659 shares with a nominal value of EUR 0.40 each, fully paid for, all of the same class.

Article 7: Changes in Capital Stock

The capital stock may be increased by action of shareholders at the Extraordinary Meeting of Shareholders, either by subscription of new shares paid for in cash or by offset with liquid and due claims on the Company, by contributions in kind, by conversion of bonds, by incorporation of reserves, profits or issue premiums. In this last case, the Extraordinary Meeting of Shareholders shall deliberate under the conditions of quorum and majority that are stipulated for the Ordinary Meetings of Shareholders and any increase in capital may then be made by increasing the par value of the existing shares.

In the event of a capital increase by issuing shares payable in cash and barring contrary action of the Extraordinary Meeting of Shareholders taken in accordance with applicable laws, the owners of the shares previously created that have made the assessed payments shall have, in proportion to the amount of such shares, a preemptive right to subscribe to the new shares, which right shall be exercised in the manner and within the time limits that the Board of Directors will determine pursuant to the law and shall be tradable under the same conditions as the shares, during the subscription period.

Shareholders who, due to the number of their shares, are unable to obtain a new share or a whole number of new shares, shall have the option to join together to exercise their right, but this shall not be regarded as a joint subscription.

The Meeting of Shareholders may also, by virtue of a resolution adopted as stated above, decide to reduce the capital stock for any reason and in any way, especially by way of redemption to shareholders, buyback or cancellation of the Company’s shares, or an exchange of old stock certificates for new certificates, in an equivalent or smaller number, whether or not they have the same par value and, if applicable, with obligation to transfer or purchase old shares to enable the exchange even when it is not due to losses.

In the event of a capital reduction not caused by losses, bondholders and creditors may contest it by virtue of the provisions of Section L 225-205 of the French Commercial Code.

The Company shall be prohibited from subscribing for its own shares, either directly or through a person acting in his own name but on the Company’s behalf.

The Company may purchase its own shares only in the case set forth in Section L 225-205 of the French Commercial Code.

The Company shall be prohibited from taking its own shares in pledge, directly or through a person acting in his own name but on the Company’s behalf.

The Company may not advance funds, grant loans or grant a surety bond for subscription or purchase of its own shares by another party.

These provisions shall not apply to transactions conducted for employees to acquire shares of the Company or of one of its subsidiaries.

Article 8: Nonpayment of Shares

In the event of a capital increase by issue of shares in cash and when the payment for the new shares has not been made at time that was determined for such payment, interest shall be owed for each day of delay in payment at the rate of 7% per annum, with no need to file a legal claim action and without prejudice to the voidance of the subscription.

At least one month after formal notice by registered letter with return receipt requested, with no response, the Board of Directors may sell said shares without any authorization from a court of law.

Such sale shall then be conducted pursuant to the methods indicated by current regulations.

The net proceeds from the sale of such shares shall be allocated, pursuant to law, to what is owed in principal and in interest to the Company by the expropriated shareholder, who shall continue to owe any negative difference or be entitled to the surplus.

Thirty days after the aforementioned formal notice, the shares on which the payments due have not been made shall cease to give the right to admission to and voting at Meetings of Shareholders and shall be disregarded for calculating the quorum; the right to dividends and the preemptive right of subscription for capital increases attaching to such shares shall be suspended; after payment of the amounts owed, in principal and interest, the shareholder may request the payment of dividends that are not time-barred; he may not bring an action under the preemptive right of subscription for a capital increase after the deadline set for exercising that right has expired.

The Company may also bring a personal and ordinary action against the shareholder and its guarantors, either before or after the sale of the shares, or concurrently with such sale.

Article 9: Form of Shares

Regardless of their origin, shares shall be registered or in bearer form at the shareholder’s discretion, barring statutory or regulatory provisions that may restrict the registered form.

Article 10: Condition for Validity of Shares

Shares shall give rise to an account entry under the conditions and according to the methods provided by laws and regulations.

Article 11: Transfer of Shares

Shares shall change hands by transfer from account to account.

Pursuant to Sections L 233-7 et seq. of the French Commercial Code, any individual or legal entity acting alone or by concerted action, that goes over or falls below the thresholds provided for under such sections must, within fifteen days after going over or below such threshold, inform the Company of the total number of its shares that the individual or legal entity holds. They shall also be required to inform the Conseil des Marches Financiers(2) under the terms provided for under such sections.

In the event of noncompliance with such obligation to disclose such information, the shareholder shall, under the terms and limitations set forth in the French Commercial Code, be deprived of the voting rights for the shares over or below the threshold in question.

(2)	Financial Markets Board.

Moreover, any person who holds or becomes the holder of at least 2% of the capital stock or the voting rights, directly or indirectly through companies that he controls, as defined in Section L 233 of the French Commercial Code, shall be required, within fifteen days of exceeding that threshold, disclose to the Company the total number of shares that he owns by sending a registered letter with return receipt requested to the registered office of the Company.

Such disclosure must also be required if the shareholder falls below such threshold and must be repeated, under the aforementioned conditions, whenever an additional 2% threshold is attained upward or downward.

In the event of nonperformance of the disclosure obligation indicated in the preceding two paragraphs, the shareholder shall, under the conditions and within the limits defined in the French Commercial Code, be deprived of the voting right attaching to the shares that exceed the threshold in question, upon request of one or more shareholders holding at least 5% of the capital stock.

The Company shall be entitled any time to ask the securities clearance entity, under the conditions defined in Section L 233 of the French Commercial Codes, for the identity of the holders of shares conferring the voting right at its own Meetings of Shareholders, the number of shares held by each of them and any restrictions affecting the shares.

Article 12: Indivisibility of Shares

Each share shall be indivisible with respect to the Company.

To participate at Meetings of Shareholders, co-owners of joint shares shall be represented by one of them or by a single agent; in the event of disagreement, the agent shall be appointed by a court of law at the request of the co-owner who acts first.

If the shares are encumbered by usufruct, the voting right attaching to such shares shall be exercised pursuant to Section 25 below.

Article 13: Rights of Shares

Shareholders shall be liable only up to the value of the shares that they own.

The rights and obligations associated with each share shall follow the share regardless of the owner thereof; possession of a share shall automatically entail adherence to the Company’s bylaws and the resolutions adopted by the Meeting of Shareholders.

A shareholder’s heirs or creditors may not, under any pretext, cause seals to be affixed to the Company’s property or assets nor interfere in any way in the acts of its management; to exercise their rights, they must rely on the Company inventories and the actions of the Meeting of Shareholders.

Article 14: Rights of Shareholders

In the event of liquidation or partition, each share shall give the right to a proportional stake in the Company’s assets.

It shall also give a right, in the distribution of annual income and the liquidation surplus, as defined in Sections 33, 34 and 37 below, to a proportional stake in the percentage of the capital that it represents, taking into account, if applicable, the extent to which it has been paid for or redeemed.

Any taxes and assessments that are levied on stock redemptions made either during the Company’s existence or at its liquidation shall be paid uniformly, considering their par value, by all shares without distinction, regardless of their source or issue date, existing at the time of such redemptions and participating therein, so that each share having the same par value shall receive the same net sum from the Company.

TITLE III

COMPANY MANAGEMENT

Article 15: Board of Directors

The Company is administered by a Board of Directors, which shall be composed of at least three but less than eighteen members, subject to the exceptions provided for by law.

The Directors’ term in office shall be three years, subject to provisions as to age limit. They shall be eligible for reelection under the same reservation. The Board shall be renewable by thirds, every year, and the first outgoing Directors shall be designated by drawing lots.

During his term in office, each Director must own at least one share, pursuant to law.

Article 16: Meetings of the Board of Directors

The Board of Directors shall meet as often as the Company’s interest so requires, upon notice given by its Chairman or Vice-Chairman.

A group of directors representing at least one -third of the current Board members can ask the Chairman to convene a Meeting of the Board to pass on a given agenda, if the Board has not met for more than two months.

Moreover, in the event the positions are held by different individuals, the Chief Executive Officer may, at any time, ask the Chairman to convene a meeting of the Board of Directors to pass on a given agenda.

The meeting shall be held either at the registered office or at any other location indicated in the notice of meeting. Notices of a meeting shall be given by any means and even orally.

The Chief Executive Officer and the Executive Vice-Presidents shall be invited to attend meetings of the Board of Directors.

Resolutions shall be adopted under the conditions of quorum and majority that are provided by law; in the event of a tie vote, the vote of the Chairman of the meeting shall be decisive.

Article 17: Powers of the Board

The Board of Directors shall define the Company’s business strategy and ensure its implementation. Subject to the powers expressly given to shareholders and within the limits of the Company’s objects and purposes, it may take up any matter pertaining to the Company’s smooth functioning and settle, through its action, the affairs concerning it.

In relations with third parties, the Company shall be bound even by the action of the Board of Directors that does not fall within the scope of the Company’s objects and purposes, unless it can prove that the third party knew the action was beyond the scope of the objects and purposes or that it must have had such knowledge given the circumstances.

The Board of Directors performs all controls and verifications it deems necessary. The Chairman or the Chief Executive Officer of the Company is required to give to each Director all the documents and information necessary to allow the Director to fulfill his or her duties.

If it sees fit, the Board may, upon proposal from its Chairman, be joined for a time period set at its discretion, by one or more non-voting advisory members, whether they are individuals or legal entities, who may or may not be shareholders, and whose powers and compensation it shall set.

The non-voting advisory members may be called to all meetings of the Board. They shall take part in the deliberations purely on a consulting basis.

Article 18: Compensation of Directors

Directors shall be granted a fixed annual compensation, the total amount of which shall be determined by the ordinary Meeting of Shareholders.

Directors’ fees shall be allocated by the Board among its members in the proportions that it shall set.

The Board of Directors may also allocate exceptional compensation to Directors under the conditions provided by law.

Article 19: Chairmanship and General Management

From amongst its members, the Board of Directors shall elect a Chairman, who must be a natural person.

The Chairman of the Board of Directors shall organize and supervise the work of the Board and shall report thereon to the Shareholders’ Meeting. He or she is responsible for ensuring that the corporate bodies of the company operate effectively and that the Directors are in a position to fulfill their duties.

The General Management of the Company shall be conducted, under his responsibility, by the Chairman of the Board of Directors, or by another natural person appointed by the Board and carrying the title of Chief Officer, who can be selected from among the Board members, or from outside the Board.

The Board of Directors shall decide on one of these two arrangements regarding the conduct of General Management by a majority vote of the members present in person or represented by proxy.

When the Company’s General Management is conducted by the Chairman of the Board of Directors, the provisions relating to the Chief Executive Officer shall apply to him.

Subject to the powers that the law expressly vests in the Meetings of Shareholders and the powers that it specially reserves for the Board of Directors and within the limit of the Company’s objects and purposes, the Chief Executive Officer shall be vested with the broadest powers to act in all circumstances on the Company’s behalf.

The Chief Executive Officer shall represent the Company in relations with third parties. The Company shall be bound even by the action of the Board of Directors that does not fall within the scope of the Company’s objects and purposes, unless it can prove the third party knew the action was beyond the scope of the objects and purposes or that it must have had such knowledge given the circumstances.

The Chief Executive Officer can be removed from office at any time by the Board of Directors.

At the recommendation of the Chief Executive Officer, the Board of Directors can appoint one or more natural persons, who can be chosen from among the Directors although this is not a requirement, to assist the Chief Executive Officer. Such individuals shall carry the title of Executive Vice-President.

The maximum number of Executive Vice-Presidents shall be five.

The Board of Directors, in agreement with the Chief Executive Officer, shall define the scope and the duration of the powers given to the Executive Vice-Presidents. With respect to third parties, they shall have the same powers as the Chief Executive Officer.

The Executive Vice-Presidents can be removed from office at any time by the Board of Directors at the recommendation of the Chief Executive Officer.

Furthermore, the Board may also designate:

– one or two Vice-Chairmen;

– a Secretary who need not be a Director or a shareholder.

In the Chairman’s absence, the meeting of the Board shall be chaired by the eldest Vice-Chairman. Failing that, the Board shall designate the Chairman of the meeting from amongst its members.

TITLE IV

STATUTORY AUDITORS – REGULATED AGREEMENTS

Article 20 – Statutory Auditors

The Meeting of Shareholders shall appoint, for the term and under the conditions set by current laws, at least two permanent statutory auditors to perform the task that is assigned to them by said laws.

The Meeting of Shareholders shall also appoint at least two alternate auditors, who shall replace the permanent auditors in the event of death, failure or refusal to perform their services.

The statutory auditors may be re-appointed in the conditions set forth in applicable laws and regulations.

The auditors may act separately, but they shall draft a common report; if there is disagreement between them, the report shall indicate the different opinions expressed. The auditors shall conduct the audits, tests and other tasks provided by applicable laws.

The auditors shall be called to the meeting of the Board of Directors that draws up the financial statements and consolidated financial statements for the fiscal year just ended, and to any Meetings of Shareholders. They may also, if applicable, be called to any meeting of the Board of Directors; notice of meeting shall be given to the auditors by registered letter with return receipt requested.

The statutory auditors are invited to attend the meetings of the Board of Directors during which the annual and the interim financial statements of the Company and the Group for the prior fiscal year are made up and all Shareholders’ Meetings. They may also be invited to attend any other meetings of the Board of Directors. Invitations are sent by registered letter with return receipt requested.

The statutory auditors’ fees are determined based on the applicable regulations.

Article 21: Regulated Agreements

As provided in article L.225-38 of the Commercial Code any and all agreements entered into directly or through a third party between the Company and its Chief Executive Officer, one of its Chief Operating Officers, one of its Directors, or any of its shareholders owning more than 10% of the voting rights or, in the case of corporate shareholders, the company that controls such shareholder, within the meaning of article L.233-3 of the Commercial Code, shall be, prior to its execution, authorized by the Board of Directors.

The same shall apply for agreements in which any of the abovementioned persons is indirectly involved.

Agreements between the Company and another business if the Chief Executive Officer, an Executive Vice-President, or a Director of the Company is an owner, partner with unlimited liability, manager, director, member of the Supervisory Board or, more generally, part of management of the business shall also be subject to prior authorization.

The person involved shall be required to inform the Board of Directors as soon as he has knowledge of an agreement to which these provisions apply.

The person involved may not vote at the Board of Directors or at the Meeting of Shareholders that concern the said agreements.

The above provisions shall not apply to agreements concerning routine transactions entered into under customary business conditions, which are governed by Section L 225-39 of the French Commercial Code.

Directors other than legal entities shall be prohibited from contracting loans from the Company in any form; they shall also be prohibited from having overdrafts set up for their benefit in a current account or any other account with the Company’s consent and from having the Company guarantee or endorse any of their undertakings with regard to third parties. The same proscription shall apply to the Chief Executive Officer, the Executive Vice-Presidents and the permanent representatives of Directors that are legal entities, to the spouse, any ascendant and descendant relatives of the persons indicated above and to any intermediaries.

TITLE V

SHAREHOLDERS’ MEETINGS

Article 22: Type of Shareholders’ Meetings and Notice of Meeting

I – The Ordinary Meeting of Shareholders duly convened shall represent all shareholders; its actions shall be binding on all parties, even those who are absent, dissenting or incompetent.

Shareholders shall meet each year in a Meeting of Shareholders, within six months following the close of the fiscal year (barring extension of that deadline by action of a court of law).

They may also meet, either in a Ordinary Meeting of Shareholders convened as a matter of exception, or in an Extraordinary Meeting of Shareholders.

Meetings shall take place on the date, at the time and at the place indicated in the notice of such meetings.

II – Regular and Extraordinary Meetings of Shareholders shall be called by the Board of Directors.

Alternatively, they may also be called:

a) by the statutory auditors;

b) by an agent appointed by a court of law at the request of any interested party in cases of urgency or by one or more shareholders holding at least 5% of the capital stock, or an group of shareholders meeting the conditions set by law;

c) by shareholdings holding a majority of the shares or voting rights following a public tender offer or a public exchange offer, or following a sale of a controlling block of shares.

After completing the formalities stipulated by applicable regulations, notices of Meetings of Shareholders shall be given by a written announcement containing the information required by said regulations; such announcement shall be inserted in a newspaper authorized to receive legal announcements in the département where the registered office is located and also in the French Legal Mandatory Announcements Bulletin.

The registered shareholders who have been entered in account for at least one month at the date of insertion of such announcement shall also be notified by ordinary letter, unless they have requested in timely fashion that they be notified, at their expense, by registered letter.

That letter must also be sent under the same conditions to all the co-owners of joint shares whose rights have been evidenced by an entry in registered account for at least the one-month time period as indicated above and, when the shares are encumbered by usufruct, to the holder of the voting right.

The time period between the date of the last of the aforementioned insertions and the date of the Meeting of Shareholders shall be at least fifteen days for the first convening and six days for any subsequent convening. Such notices must give a summary of the purpose of the meeting.

III – When a Meeting of Shareholders has failed to deliberate properly due to the absence of the required quorum, a second meeting shall be called in the manner indicated above and the second notice of meeting must cite the date of the first meeting. The same shall apply for the notice of an Extraordinary Meeting of Shareholders that is extended on a second notice under the conditions provided in Section 28 below.

IV – The Meeting of Shareholders shall be composed of all the shareholders, regardless of the number of their shares, provided that they have been paid for as required. However, only registered shareholders who were entered in account at least five days prior to the date of the meeting may participate in Meetings of Shareholders.

Registered shareholders who have been entered in account more than five days before the date of the meeting may attend the Meeting of Shareholders without any prior formality.

To be entitled to attend Meetings of Shareholders, owners of bearer shares must deposit at the location indicated by the notice of the meeting, at least five days prior to the date of that meeting, a certification of the recording and the non-transferability of their shares up to the date of the Meeting of Shareholders, issued by the authorized intermediary where the shares have been entered in account. However, the Board of Directors shall have the right to accept deposits even after the deadline set above or to shorten that deadline.

V – Any shareholder who is entitled to participate in the Meeting of Shareholders may be represented by his spouse or by another shareholder.

However, minors or incompetent adults shall be validly represented by their legal representative. Public institutions and companies shall be validly represented by their representative or by any agent specially authorized for that purpose, with no need for the representative or agent to personally be a shareholder.

The form of proxy shall be determined by the Board of Directors in conformity with applicable regulations.

The proxy forms must be filed before the date of the Meeting of Shareholders within a deadline that shall be set by the Board of Directors and which may not exceed five days.

All the documents stipulated by applicable regulations must be enclosed with the proxy form sent to shareholders by the Company or by the agent designated thereby to permit their representation at a Meeting of Shareholders.

Any shareholder may vote by means of an absentee ballot under the conditions and according to the methods provided by law.

To the extent allowed by applicable regulations, and under the terms provided for in such regulations, shareholders can also take part in the Shareholders’ Meeting by videoconference or by telecommunications technology enabling them to be identified, and shall thereby considered present in person for the purposes of calculating the quorum and majority.

VI – As of the notice of the Meeting of Shareholders, shareholders may ask the Company to send to them, at the address indicated by them, the various documents and information set out by said regulations. They may also acquire knowledge at the registered office (or at the location of the administrative management) of the documents indicated by those regulations.

For fifteen days preceding the Meeting of Shareholders, each shareholder shall be entitled to obtain access to the list of shareholders that has been drawn up by the Company.

Moreover, at any time of the year, any shareholder may, by himself or through his agent, exercise the right of access provided by applicable laws and regulations.

Article 23: Agenda

The agenda of the Meeting of Shareholders shall be drawn up pursuant to applicable regulations. It shall be drawn up by the party giving the notice.

However, one or more shareholders representing at least the percentage of stock set by applicable regulations or a group of shareholders meeting the requirements set by law shall have, observing the procedure stipulated for that purpose, the right to demand to have draft resolutions placed on the agenda, attaching to it, if applicable, a brief summary of the reasons; draft resolutions shall be placed on the agenda of the meeting and put to a vote.

Moreover, the Works Council can require the inclusion of resolutions on the agenda of Shareholders’ Meetings.

The Meeting of Shareholders may not deliberate on a matter not on the agenda.

The agenda may not be changed on second notice.

Article 24: Officers of the Meeting of Shareholders

The Meeting of Shareholders shall be chaired by the Chairman of the Board of Directors or, in his absence, by one of the Vice-Chairmen, and in their absence, by a member of said board appointed by the board.

Meetings of shareholders that are called by statutory auditors, a court-appointed officer or a liquidator, shall be chaired by whichever of them has called the meeting.

The inspectors at the Meeting of Shareholders will be the two members of said Meeting of Shareholders who have the largest number of votes both in their personal name and as agents and who accept that position.

The Chairman of the meeting and the two inspectors shall be the officers of the meeting and shall appoint the secretary of the meeting, who need not be a shareholder.

For each Meeting of Shareholders, an attendance sheet shall be kept, containing the information required by applicable regulations.

That attendance sheet, duly initialed by the shareholders present in person and the agents of shareholders represented by proxy, shall be certified true by the officers of the meeting.

Article 25: Voting Right

At all Ordinary and Extraordinary Meetings of Shareholders, the quorum shall be calculated on all shares composing the capital stock, minus shares subscribed to, acquired by or taken in pledge by the Company.

With no limitation other than the one set by law, the voting right shall be proportional to the percentage of the capital stock that each share represents, and each share shall confer the right to one vote.

The voting right attached to the share shall belong to the holder of the usufruct interest at Ordinary Meetings of Shareholders and to the bare owner at Extraordinary Meetings of Shareholders.

Co-owners of joint shares shall be represented at Meetings of Shareholders as provided in Section 12 above.

The voting right shall be exercised by the owner of pledged shares.

Article 26: Ordinary Meetings of Shareholders – Quorum

The ordinary Meeting of Shareholders (annual or convened as a matter of exception) shall be composed of all shareholders owning at least one share that has been paid for as required.

The ordinary Meeting of Shareholders shall deliberate validly on first convening only if the shareholders present in person or represented by proxy possess at least one quarter of the shares with voting rights attached to them. On second notice, no quorum shall be required.

The meeting shall be ruled by the majority of the votes cast by the shareholders who are present in person or represented by proxy at the meeting.

Article 27: Ordinary Meetings of Shareholders – Powers

The ordinary Meeting of Shareholders shall deliberate and rule, pursuant to law, on all matters concerning the financial statements and consolidated financial statements of the previous fiscal year, and on the use or allocation of annual income; it shall set the dividends to be distributed and it shall decide as to the creation or endowment of any reserve funds or any retained earnings.

It shall choose the members of the Board of Directors and shall set the amount of the Directors’ fees allocated to the Board.

It shall authorize any borrowing through bond issuance (other than borrowing indicated in Section 28, final paragraph).

It shall deliberate over all proposals placed on the agenda that are not within the powers of the Extraordinary Meeting of Shareholders.

Article 28: Extraordinary Meetings of Shareholders – Quorum and Powers

The Extraordinary Meeting of Shareholders shall be composed of all shareholders regardless of the number of their shares, provided that the shares have been paid for as required.

The Extraordinary Meeting of Shareholders shall deliberate validly only if the shareholders present in person or represented by proxy possess at least, on first convening, one third and, on second convening, one quarter of the shares with voting rights attached to them. In the absence of the second quorum, the second meeting may be set up and postponed to a subsequent date no more than two months later than the date for which it had been called.

The meeting shall rule by a two-thirds majority of the votes cast by the shareholders present in person or represented by proxy at the meeting.

The Extraordinary Meeting of Shareholders may amend any provisions of the bylaws. However, it may not increase the liabilities of the shareholders, without prejudice to the operations of a pooling of shares duly performed, or change the nationality of the Company unless such change is provided by law.

It may specifically decide on or authorize the increase of the capital stock and also decide on the reduction thereof in the manner and under the conditions that it will determine, and the total or partial redemption thereof; the extension or early dissolution of the Company; its merger with other companies already formed or yet to be formed; the transfer or sale to any third parties or contribution to any Company of all or part of the assets, rights and obligations of the Company.

In the event of a capital increase, the Extraordinary Meeting of Shareholders shall approve the valuation of the contributions in kind and the granting of special benefits by deliberating under the conditions provided by applicable laws and regulations.

Pursuant to law, it shall decide on or authorize the issuance of bonds that are convertible into shares, or exchangeable against shares, or that have stock subscription warrants.

Article 29: Shareholders’ Meetings – Minutes

The deliberations of Meetings of Shareholders shall be recorded in minutes, which shall contain the information stipulated by applicable regulations and shall be signed by the officers of the meeting.

Such minutes shall be either recorded in a special register, numbered and initialed, to be kept at the registered office, or written on loose leafs to be numbered consecutively, initialed and bound together, all pursuant to applicable regulations.

Copies or extracts of minutes to be produced in a court of law or elsewhere shall be signed by the Chairman of the Board of Directors, by a Director acting as the General Manager or by the secretary of the Meeting of Shareholders.

TITLE VI

ANNUAL FINANCIAL STATEMENTS – RESERVE FUNDS – ALLOCATION OF EARNINGS

Article 30: Fiscal Year

The Company fiscal year shall commence on January 1st and end on December 31st.

Article 31: Inventory – Financial Statements and Balance Sheets

At the close of each fiscal year, the Board of Directors shall draw up the inventory of the various Company assets and liabilities existing as of that date.

The Board of Directors shall also draw up, in accordance with the rules applicable to the matter, for submission to the Meeting of Shareholders, financial statements and consolidated financial statements (balance sheet, income statement, and annexes) as well as the other documents provided by law.

Even when there is no income, the Board of Directors must book the necessary depreciation and provisions so that the balance sheet will be accurate.

The Board of Directors shall also prepare a written management report on the condition of the Company and its activity during the fiscal year just ended, containing all the information and data required by law.

The aforementioned documents shall be made available to the statutory auditors within the time limits and under the conditions stipulated by applicable regulations. The Board of Directors and the auditors shall submit their reports to the Meeting of Shareholders under the conditions provided by law.

The Company must file the documents provided by applicable regulations with the clerk of the commercial court, to be appended to the commercial register, within one month after the financial statements are approved by the Meeting of Shareholders.

Article 32: Shareholder Right to Disclosures

Any shareholder shall be entitled to exercise, under the conditions determined by applicable law, the right to access that is reserved for him.

Article 33: Determination of Net Income

The net proceeds of the fiscal year, minus overhead expenses and other charges of the Company, including any depreciation and provisions, shall constitute the net income.

Article 34: Allocation of Earnings

From the net income, minus any previous losses, at least 5% shall be deducted to form the legal reserve fund stipulated by law; such withdrawal shall cease to be mandatory when that fund reaches an amount equal to one tenth of the capital stock; it shall become mandatory again when, for any reason, said reserve drops below such one tenth.

The distributable income shall be composed of the net income of the fiscal year, minus previous losses, and amounts to be placed in reserve pursuant to law or the bylaws, plus the retained earnings.

The sum necessary to pay the shareholders shall be withdrawn from this distributable income as a first dividend which sum shall be equal to 5% of the value of their shares that has been paid for response to calls for funds and which have not been redeemed. However, if the income of one year do not permit such payment, the shareholders may not claim it from the income of subsequent years.

From the surplus, the ordinary Meeting of Shareholders, based upon proposal from the Board of Directors, shall have the right to decide to withdraw sums that it sees fit to set, either to be carried forward to the next fiscal year, or for additional redemptions, or to be paid to any general or special reserve funds.

The balance of the net income, if any exists, shall be distributed among all the shares indiscriminately.

The Meeting of Shareholders may decide to distribute sums withdrawn from the reserves over which it has control, expressly indicating the reserve item(s) from which the withdrawals are to be made.

All dividends not claimed within five years after becoming claimable shall be time-barred pursuant to applicable law.

The ordinary Meeting of Shareholders shall have the power to grant each shareholder, for all or part of the dividends or interim dividends that are distributed, an option between payment in cash or in stock.

Article 35: Payment of Dividends

The methods of payment of the dividends that are voted by the Meeting of Shareholders shall be set by it or, failing that, by the Board of Directors. However, the payment must be made within the maximum time limit of nine months after the close of the fiscal year, unless that time limit is extended by action of a court of law ruling at the request of the Board of Directors.

TITLE VII

DISSOLUTION – LIQUIDATION

Article 36: Equity Less Than Half of Capital

If, due to losses recorded in the accounting documents, the Company’s equity becomes less than one half of the capital stock, the Board of Directors must, within four months following the approval of the financial statements showing such loss, convene the Extraordinary Meeting of Shareholders to decide whether there are grounds for early dissolution of the Company.

If the dissolution is not pronounced, the Company must, by the close of the second fiscal year following the fiscal year during which the losses were acknowledged and subject to law, reduce its capital by an amount at least equal to the amount of the losses that could not be offset against the reserves, if, within that time limit, the equity has not been restored to a value equal to at least one half of the capital stock.

In both cases, the action of the Meeting of Shareholders shall be published according to the methods set by applicable regulations.

To be able to deliberate, the Meeting of Shareholders must meet the requirements set by Section 28 above. If a Meeting of Shareholders is not convened, and if such a meeting of has failed to deliberate validly on a second notice, any interested party may petition a court of law in order to dissolve the Company.

The same shall apply if the provisions of paragraph 2 above have not been applied.

In all cases, the court may grant the Company a maximum time limit of six months in which the Company must rectify the situation; it may not pronounce any dissolution if, on the date when it rules on the merits, such rectification has been made.

Article 37: Liquidation of the Company

At the expiration of the Company or in the event of early dissolution, the Meeting of Shareholders shall determine the method of liquidation and shall appoint one or more liquidators, whose powers it shall determine.

By virtue of a resolution of the Extraordinary Meeting of Shareholders, the liquidators may transfer or contribute the rights, causes of action and obligations of the dissolved Company to another Company or to any other party.

During the liquidation, the Meeting of Shareholders, duly convened, shall retain the same powers as during the life of the Company.

A meeting of the shareholders shall be convened at the end of the liquidation to rule on the final account; to approve the liquidator’s actions and to discharge his mandate and also to rule on the close of the liquidation; where such a meeting fails to take place, any shareholders may petition a court of law to appoint an agent to convene the meeting.

The notice of close of the liquidation shall be published according to the methods set by applicable regulations. The final accounts of the liquidator shall be filed with the clerk of the commercial court and appended to the commercial register. The action of the shareholders ruling on the accounts shall be attached thereto.

After the settlement of the Company’s liabilities and expenses, the net proceeds from the liquidation shall be used first to completely redeem the capital stock, if that redemption has not yet occurred. Any surplus shall be distributed indiscriminately, in cash or in stock, among all the shares.

TITLE VIII

DISPUTES

Article 38

In connection with any disputes, any shareholder shall, for purposes of service of process, elect domicile at the Company’s registered office and any and all notifications and summonses will be validly delivered to said domicile, regardless of the shareholders’ actual domicile.

If no domicile is elected, such election shall occur automatically, for the purposes of legal notices, at the Office of the Clerk of the Commercial Court of Nanterre.

The elected domicile shall imply consent to the jurisdiction of the courts within which the registered office falls.